Sunvalley Solar Inc.

398 Lemon Creek Suite A, Walnut. CA 91789

Tel: (909)598-0618 Fax: (909)598-6633

Date: 4/4/2013

Private Loan Agreement

Due to the rapid business development; the Company needs funds for operation and inventory purchase. The Board of Directors authorize Hangbo Yu (General Manager), on behalf of the Company, to sign a short term loan agreement with James Zhang (shareholder/CEO). The loan amount is $50,000. The start day will be the day that $50,000 is transferred to the Company's account. The annual interest for this short-term loan is $6.50% and the term of this loan should be less than a year.

Borrower:

/s/ Hangbo Yu

Hangbo Yu, General Manager

Sunvalley Solar Inc.

Lender:

/s/ James Zhang

James Zhang